Exhibit 10.7

October 12, 2009

Charles P. Rodi, Ph.D.

Dear Charlie,

We are pleased to offer you the position of Vice President, Research and Development, at Sorrento Therapeutics. In this position, you will report to Henry Ji, Chief Scientific Officer. Your start date will be November 2, 2009. Your base pay will be $120,000 per annum, payable at a rate of $5000 semi-monthly.

You will be eligible to participate in the Company’s employee stock option plan, once such plan is established.

We feel certain that you will find your employment with Sorrento Therapeutics to be both personally and professionally rewarding.

You will be eligible to participate in the Company’s benefits package which will be finalized by November 1, 2009. Eligibility for the majority of our benefits begins on the first day of your employment with Sorrento Therapeutics. This includes eligibility for a total of three (3) weeks of Earned Time Off (ETO) per annum. There will be an additional opportunity to earn up to an additional 5 days ETO based on the successful completion of goals agreed upon between you and your supervisor.

This offer is contingent on your successful completion of:

•

Our offer to hire you requires your submission of satisfactory proof of your identity and your legal authorization to work in the United States. Federal law stipulates that we obtain this information. In addition, as a condition of your employment, you will be required to sign our standard Employment, Confidential Information and Invention Assignment Agreement.

SORRENTO THERAPEUTICS, INC.    6042 CORNERSTONE CT. WEST, SUITE B    SAN DIEGO, CA 92121, USA

Sorrento Therapeutics maintains an employment-at-will relationship with its employees. This letter constitutes an offer of employment and is not an employment contract. You retain your normal right to terminate this employment relationship at any time and for any reason. The company also retains the same right.

Any and all representations made by Sorrento Therapeutics are contained in this offer. No other oral representations are binding on the company. All compensation indicated in this letter is subject to continued employment. Also, this offer constitutes our complete offer package to recognize your new responsibilities.

Signing this letter and returning it to the attention of Henry Ji indicates your acceptance of the Sorrento Therapeutics employment offer.

We look forward to your joining us at Sorrento Therapeutics.

Sincerely,

/s/ Antonius Schuh
Antonius Schuh, Ph.D.

Chairman & Chief Executive Officer

Please sign and return the enclosed copy of this offer letter and waiver form, your signature represents your acceptance of this offer.

/s/ Charles P. Rodi	15 OCT 2009
Signature	Date

SORRENTO THERAPEUTICS, INC.    6042 CORNERSTONE CT. WEST, SUITE B     SAN DIEGO, CA 92121, USA